EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release on June 2, 2009.

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Investor Relations
Ms. Renée Bouché
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

June 2, 2009

Simulations Plus Reports Preliminary Results for Third Fiscal Quarter

Company CEO to Present at New York City Investor Meeting and Webinar

Lancaster, CA, June 2, 2009 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported preliminary financial results for the third fiscal quarter of its 2009 fiscal year ended May 31, 2009, and announced that the company’s CEO will be presenting at an investor meeting and webinar sponsored by SMH Market & Liquidity Services in New York City on Wednesday, June 3, 2009.  The webinar is scheduled to begin at 4:15 p.m. EST.  For those interested in joining the webinar, the registration link is: https://www2.gotomeeting.com/register/592539666.  (Please be aware that you will receive an email from GoToWebinar with a unique access code and audio pin.  Please make sure to dial into the call in addition to logging on to your computer.)

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “Consolidated revenues for the third quarter were $2,712,000, as compared with a record 3rd quarter set in fiscal 2008 of $2,968,000.  Revenues from pharmaceutical software and services were $1,985,000, a slight increase of $10,000 from the third quarter of fiscal year 2008.  Revenues for our Words+ subsidiary decreased 26.8% to $727,000 from $993,000 in the third quarter of fiscal year 2008.  Final earnings will not be known until we complete the auditors’ review and tax calculations.

“For the first nine months, consolidated revenues were $7,302,000, an increase of 2.4% over $7,132,000 for the first nine months of fiscal year 2008.  Sales of pharmaceutical software licenses and services in the first nine months were $5,194,000, an increase of 4.7% over $4,963,000 in the first nine months of fiscal year 2008.  Words+ sales were $2,108,000, a decrease of 2.8% from $2,169,000 in the previous fiscal year.  Cash flow remains strong and our cash and equivalents at the end of the third quarter exceeded $7.2 million.  The company remains debt-free.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, noted: “It has not been our practice recently to release preliminary revenues; however, with two investor meetings in New York City on Wednesday, June 3, and with the quarter having just ended on May 31, we felt it would be beneficial to be able to discuss the third quarter performance at these meetings.  In order to do so, and in fairness to all investors, the results needed to be made public before those meetings.  This press release and the 8K filing with the SEC accomplish that.”

Mr. Woltosz continued: “Pharmaceutical software sales continue to be strong, in spite of a large order that slipped into the 4th quarter.  Words+ sales did not reach the record high achieved last year, but that high was achieved partially as a result of a single large order from our distributor in the U.K., and no such order was received this year.  We’re pleased that the pharmaceutical side of the business has showed sustaining power in light of the current global economic crisis and the changes we’ve seen in the industry.  Although we’ve lost a few customers because of reorganizations, we have compensated with a number of new customers, and we continue to be profitable.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide.  We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities; and an educational software series for science students in middle and high schools known as FutureLab™.  For more information, visit our Web site at www.simulations-plus.com.

About SMH MLS LLC

SMH MLS LLC is an affiliate of SMH Capital Inc., a registered broker-dealer and a member of FINRA and SIPC, and a subsidiary of Sanders Morris Harris Group (Nasdaq: SMHG). SMH Market & Liquidity Services assists small cap companies seeking to expand their investor exposure and market depth and breadth through a broad spectrum of services that include comprehensive perspective reports, strategic shareholder communications, and trading analysis.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

###